Exhibit 10.1

January 5, 2015

Jean-Luc Butel

Subject: Employment Agreement

Dear Jean-Luc,

This Employment Agreement (“Agreement”) confirms Baxter Healthcare (Asia) Pte Ltd’s (the “Company”) employment offer to you as follows:

1.	Appointment

1.1.	You shall be employed as President, Baxter Healthcare (Asia) Pte Ltd. You will report directly to Robert L. Parkinson.

1.2.	Your appointment shall be effective from January 5, 2015 or any date which is mutually agreed between the Company and you in writing (the “Commencement Date”) or upon the grant of a valid employment pass for your employment, whichever is later, provided, however, that the Company will credit you with service from your original hire date of February 13, 2012. You will work for the Company through only June 30, 2015, at which time we have mutually agreed your employment will end (the “Separation Date”). You agree that you will not work for any other Company in any capacity (full-time, part-time, as a consultant or contractor) while employed at the Company without the express written consent of the Chairman and CEO.

1.3.	Ongoing employment through the Separation Date is contingent upon maintenance of valid documents enabling you to work and live in Singapore.

2.	Remuneration

2.1.	Basic Salary

You will be paid a salary of SGD 50,500 per month. You also will be paid a one-time payment of SGD 65,500 in lieu of outplacement, which will be paid to you by March 1, 2015. You agree you are entitled to no further base pay or outplacement whatsoever for your work through the Separation Date.

2.2.	Benefits

2.2.1.	You will be eligible only for the following benefits programs offered by the Company: Flex Outpatient Medical, Life and Personal Accident Insurance, Hospital and Surgical Insurance and Business Travel Accident Insurance.

2.2.2.	For the avoidance of doubt, the Company reserves the right to change, replace, or cancel any benefits not mandatorily required without further remuneration, if the Company is changing benefits for other senior executives. Any change shall be effective when implemented by the Company. Please note that such implementation is usually effective when published on the Baxter intranet website and may not be personally notified to all employees.

Baxter Healthcare (Asia) Pte Ltd	Page 1 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

3.	Taxes

3.1.	You shall be fully responsible for all Singapore income tax and any other tax levied on your compensation, awards or benefits under any competent jurisdiction.

3.2.	You also shall be fully responsible for U.S. and Singapore taxes relating to any compensation, awards, or benefits granted prior to the effective date of your international transfer, but received after the effective date.

4.	Company Policies

4.1.	You must also comply with all of the Company policies, including the Baxter Code of Conduct.

4.2.	You further acknowledge that, as a leading health-care corporation, we have a special obligation to ensure that our behavior as a company, and the actions of our employees, meet the highest standards of business conduct.

5.	Termination

5.1.	The Company may immediately terminate your employment under this Agreement without any compensation or payment in lieu of notice if you:

5.1.1.	have engaged in any misconduct which in the Company’s opinion is inconsistent with or are in breach of any term under this Agreement or any Company policy, including the Baxter Code of Conduct;

5.1.2.	have caused disrepute or otherwise serious harm or damage to the Company; or

5.1.3.	are prosecuted for any criminal actions or illegal activities under any competent court or regulatory body.

5.2.	Upon resignation or termination, all items belonging to the Company must be returned.

6.	Confidentiality and Restrictive Covenant

6.1.	Under this Agreement and after termination thereof, you agree to use any and all confidential information, with which you may or will become familiar as a result of your employment with the Company, only for the benefit of the Company or its Affiliates (the Company and its Affiliates being the “Baxter Group” and each individually being a “Baxter Group Member”) and not to disclose it to any third parties, except in the necessary course of business for and on behalf of the Company or its Affiliates. All information relating to the Company or its Affiliates that is not generally known to the public (including any product or pricing information, client contacts or other client related information, any information relating to the Company’s or any Affiliate’s operations, business or market strategy) disclosed to you in the course of your employment in the Company remains the property of the Company and you must not use such information in any way other than in the discharge of your duties to the Company.

6.2.

You also acknowledge and agree that should you be engaged directly or indirectly in any capacity in any business in competition with a Baxter Group Member, you are likely to be placed in a position of conflict requiring you to apply, use or disclose any confidential

Baxter Healthcare (Asia) Pte Ltd	Page 2 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

information and/or your personal knowledge and/or influence over any employee or customer of the Company, in breach of your obligations to the Company. In recognition of this, you agree to comply with the obligations set out in the remainder of this below.

6.3.	You must not at any time within 12 months from the date when your employment with the Company terminates:

6.3.1.	directly or indirectly offer to employ or engage;

6.3.2.	directly or indirectly induce or seek to induce or persuade; or

6.3.3.	assist any person (whether by supplying of names, or expressing views on their suitability, remuneration or otherwise) to induce, seek to induce or persuade,

any person employed or engaged at the time by a Baxter Group Member (i) who could materially damage the interest of the Baxter Group Member in maintaining the stability of its workforce if the person were to leave the employment or engagement of the Baxter Group Member; or (ii) for whom you have had responsibility or with whom you have worked and about whom you have received confidential information or personal knowledge during the period of 12 months prior to the termination of your employment so as to give or be reasonably likely to give you influence over that person, to leave the employment of the Baxter Group Member (regardless of whether or not their leaving of employment would amount to a breach of contract or other wrongful act).

6.4.	You must not at any time within 12 months from the date when your employment with the Company terminates, either on your own account or for or with any other person, be directly or indirectly engaged in Singapore in any business conducted or planning to be conducted by any of the entities listed in Schedule A which is directly or indirectly in competition with the business of a Baxter Group Member:

6.4.1.	with which you were involved or concerned to a material extent or for which you were responsible during your final 12 months of your employment with the Baxter Group; or

6.4.2.	in circumstances where you could use confidential information relating to any Baxter Group Member to the advantage of the competing business or to the disadvantage of a Baxter Group Member; or

6.4.3.	in circumstances covered by both 6.4.1 and 6.4.2.

6.5.	You must notify any person who offers you employment or work of your obligations under this section 6. You acknowledge and agree the Company may notify any third-party of your obligations under this section 6, including any new or prospective employer or other person with whom you enter, or might enter, into a working relationship.

6.6.	In this section 6, “person” means any individual, firm, company, association, corporation or other organization however constituted.

6.7.	You acknowledge that the post-termination covenants in this section 6 are necessary to protect the legitimate business interest of the Company and if you breach any of the post-termination covenants, the Company will suffer irreparable and continuing damage for which money damages are insufficient, and the Company shall be entitled to injunctive relief and/or decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

Baxter Healthcare (Asia) Pte Ltd	Page 3 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

7.	Continuing Effect

The termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the parties.

8.	Severability

If any term in this Agreement is determined by a competent Court to be invalid, unlawful or unenforceable, then such term shall to that extent only be severed from the remaining terms and conditions in this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

9.	Rights of Third Parties

Save as expressly provided herein, no person other than you and the Company shall have any rights under the Contracts (Rights of Third Parties) Act (Cap 53B) to enforce any of the terms in this Agreement.

10.	Remedies and Waivers

10.1.	No failure on the part of any party hereto to exercise, and no delay in exercising any right under this Agreement, will operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or of the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.2.	Any waiver or consent given by any party under this Agreement shall be in writing. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

10.3.	Save as provided in Sections 1-3, nothing herein shall alter the terms and conditions and promises in effect and enforceable under the First Agreement, signed July 29, 2014 or the Second Agreement, which shall be executed at Employee’s separation date.

Please express your agreement and acceptance of the appointment details and terms and conditions of this Agreement by signing the duplicate of this Agreement and returning it to the Company.

Yours faithfully,

for Baxter Healthcare (Asia) Pte Ltd

/s/ Leslie Martin
Leslie Martin
Senior Manager, Human Resources

Baxter Healthcare (Asia) Pte Ltd	Page 4 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

ACCEPTANCE & ACKNOWLEDGEMENT BY:

I have read this Agreement and accept employment on the terms and conditions stated above:

Name: Jean-Luc Butel	Date: 5 Jan 2015

Signature: /s/ Jean-Luc Butel

Baxter Healthcare (Asia) Pte Ltd	Page 5 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

SCHEDULE A - LIST OF COMPETITIVE ENTITIES

Abbott Laboratories

AbbVie Inc.

B. Braun Melsungen AG

Bayer AG

Biogen Idec

CSL Limited

Davita Inc.

Fresenius Medical Care AG & Co. KGaA

Griffols Inc.

Halozyme, Inc.

Hospira, Inc.

Johnson & Johnson

Nikkiso Inc.

NovoNordisk A/S

Octapharma AG

Talecris Biotherapeutics Holdings Corp.

Any other entity that is engaged in the research and development, sale, or marketing of plasma recombinants, hospital products, or renal therapies to the extent that such entity directly competes, or is planning to compete, with the Baxter Group’s plasma recombinants, hospital products or renal therapies.

Any of the parents, subsidiaries, affiliates, successors and assigns of an entity listed above.

Baxter Healthcare (Asia) Pte Ltd	Page 6 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870

SCHEDULE OF BENEFITS

HEALTH & WELLNESS PROGRAMS

Employee Health and Well-Being Benefits are offered to employees. Through the company’s global health and wellness program called BeWell@Baxter, employees have access to resources to help them focus on staying well through education and prevention, taking action to make healthy changes and dealing with chronic or acute conditions.

MEDICAL & HEALTH SCREENING BENEFITS

Flex Outpatient Medical Limit is S$1,800.00 annually. The company extends this benefit to your dependents (spouse and children) with co-payment scheme and under the policies of our plan. This program provides flexibility to employees to claim based on medical needs for any given specific year. GP Outpatient, Specialist outpatient consultation including laboratory investigative test, Dental or Health Screening.

INSURANCE COVERAGE UPON COMMENCEMENT OF EMPLOYMENT

Life Insurance and Personal Accident Insurance. The Life Insurance cover for management level is equivalent to 24 x the last monthly drawn base salary; subject to a cap of S$400,000. The Personal Accident Insurance covers an additional 24 months base salary in the event of accidental death or permanent incapacity.

Hospital and Surgical Insurance For dependent coverage, it will be co-payment of premium between employees and company.

Business Travel Accident Insurance covers all Baxter employees traveling overseas for work at no cost to employees.

FINANCIAL AND RETIREMENT

Through the Employee Stock Purchase Plan (ESPP), Baxter employees have opportunity to share in the growth the company generates for shareholders. The ESPP allows employees to purchase Baxter stock each month at a 15 percent discount (up to 15% of base salary) through convenient payroll deductions.

Baxter Healthcare (Asia) Pte Ltd	Page 7 of 7
150 Beach Road #30-01/08, Gateway West, Singapore 189720
T (65) 6826 1900 F(65)6222 9870